KENMAR GLOBAL TRUST
                          UNAUDITED ACCOUNT STATEMENT
                      FOR THE MONTH ENDING APRIL 30, 2001


                           STATEMENT OF INCOME (LOSS)
                           --------------------------

TRADING INCOME (LOSS)
Realized Trading Gain/(Loss) ....................................  $ 233,649.65
Change in Unrealized Gain/(Loss) ................................  $(527,055.07)
Gain/(Loss) on Other Investments ................................  $     394.03
Brokerage Commission ............................................  $(151,746.46)
                                                                   ------------
Total Trading Income ............................................  $(444,757.85)

EXPENSES
Audit Fees ......................................................  $       0.00
Administrative and Legal Fees ...................................  $   7,897.57
Management Fees .................................................  $       0.00
Incentive Fees ..................................................  $       0.00
Other Expenses ..................................................  $       0.00
                                                                   ------------
Total Expenses ..................................................  $   7,897.57

INTEREST INCOME .................................................  $  53,175.70

NET INCOME (LOSS) FROM THE PERIOD ...............................  $(399,479.72)
                                                                   ============


                 STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

Beginning of Month ...........................................   $16,554,158.45
Addition .....................................................   $         0.00
Withdrawal ...................................................   $  (373,313.41)
Net Income/(Loss) ............................................   $  (399,479.72)
                                                                 --------------
Month End ....................................................   $15,781,365.32


Month End NAV Per Unit .......................................   $        95.86

Monthly Rate of Return .......................................            -2.41%
Year to Date Rate of Return ..................................            -1.18%



                    To the best of our knowledge and belief,
                the information above is accurate and complete:


/s/ KENNETH A. SHEWER                             /s/ MARC S. GOODMAN
-------------------------------                   ------------------------------
    Kenneth A. Shewer, Chairman                       Marc S. Goodman, President


                   Kenmar Advisory Corp., General Partner of
                              Kenmar Global Trust

--------------------------------------------------------------------------------
April 2001
                                   ---------------------------------------------
SUMMARY                            KENMAR
                                   ---------------------------------------------
                                   GLOBAL
                                   ---------------------------------------------
                                   TRUST
                                   ---------------------------------------------

--------------------------------------------------------------------------------
Kenmar Global Trust (KGT) ended April down -2.41%, net of fees and expenses, as gains in the global stock indices, currencies and energies were insufficient to cover losses throughout the global interest rates and traditional commodity markets. The Net Asset Value per Unit of KGT was $95.86 as of April 30, 2001.
--------------------------------------------------------------------------------
Allocation of Assets to Advisors

                                 Apr 1 2001         May 1 2001
                                 ----------         ----------

     Beacon                          6%                 5%

     Bridgewater                    22%                 0%

     C-View                          6%                25%

     Grinham                        26%                25%

     Sunrise                        20%                 0%

     Transtrend                     20%                23%

     Winton                          0%                22%

--------------------------------------------------------------------------------

The doom and gloom scenario affecting the U.S. equities market turned around decidedly in April. The positive tone was triggered by a surprise half percentage point rate cut by the Federal Reserve Board, which opened the gates for pent up purchasing of a broad range of issues. Upbeat economic news followed, further lifting investor belief that the largest global economy may be able to avoid a dreaded recession. Key U.S. stock indices reacted by staging an end-of-month rally, resulting in the broadest U.S. stock index posting its best month in almost a decade. This optimism rippled through global equity markets, which also staged rallies to end the period higher.

Conversely, in the global fixed-income markets, long bond prices declined as recovering equity indices grabbed investor attention. In the U.S., new economic data dampened expectations for further interest rate cuts and in Europe, inaction by the ECB -- the only major central bank that has not eased monetary policy -- pressured bond prices lower.

Japanese Government bonds proved an exception, staging a month-end rally fueled by hopes rekindled growth for the ailing economy through the election of Junichiro Koizumi, a noted reformist, to Prime Minister. With the exception of the Canadian and Australian dollars, which were buoyed by rate cuts and improving investor sentiment, major currency markets were range bound, seesawing on conflicting economic reports.

Outside of the financial arena, soybeans ended the month higher on a final-day price surge attributed to worries that the market hasn't built in enough premium in case of a U.S. drought this summer, prices had declined to new contract lows intra-month on expectations of bumper crops. In corn, perfect planting weather in the Midwest, combined with weak export data, sent prices tumbling while wheat prices gained as weather worries sparked supply concerns. In the tropicals, sugar prices moved steadily higher on solid demand. Coffee began the month on a weak note but subsequently rallied off those lows on speculative buying.

To the best of knowledge and belief, the above information is accurate and complete.

Sincerely,



/s/ ESTHER E. GOODMAN
-----------------------------------
    Esther Eckerling Goodman
    Chief Operating Officer and
    Senior Executive Vice President

    Kenmar Advisory Corp., as Managing Owner

    Kenmar Global Trust

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                          PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS
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
[LOGO] KENMAR                       For further information contact     Two American Lane      Tel 203.861.1025
       Kenmar Advisory Corp.        Kenmar Securities, Inc.             PO Box 5150            Fax 203.552.1500
                                                                        Greenwich, CT 06831


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